EXHIBIT 99.1
                      Contacts:        Elaine Chin          David Brunton
                                       Media Relations      Investor Relations
                                       (925) 355-7604       (925) 355-7700
                                       ychin@sbei.com       davidb@sbei.com



               SBE, Inc. Completes Acquisition of PyX Technologies

           Acquisition positions SBE to lead the IP storage revolution with powerful, highly reliable iSCSI solutions for next generation SANs


SAN RAMON, CA - July 26, 2005 - SBE, Inc. (NASDAQ: SBEI), a leading provider of high-performance IP-based networking solutions for next generation communications and storage systems today announced it has completed its acquisition of privately-held PyX Technologies, a pioneering supplier of iSCSI software products. Concurrent with the acquisition, the Company completed a private financing raising gross proceeds totaling $5,150,000.

Specializing in advanced IP storage solutions, PyX Technologies' flagship iSCSI Target and Initiator software represent a standards-based, fault-tolerant and cost-efficient method for transporting data to and from networked storage. The PyX iSCSI products enable location-independent data storage and retrieval, featuring full error recovery, load balancing, and multi-path capabilities previously available only in costly Fibre Channel architectures.

According to recent data by market research firm International Data Corporation
(IDC), industry-wide iSCSI revenues grew to $113 million in 2004 from just $18 million in the prior year. Furthermore, IDC forecasts IP SAN revenues will reach $296 million in 2005, and explode to $2.7 billion by 2008. "We believe that SBE's established strengths in network communications technology, when combined with PyX's groundbreaking innovations in iSCSI data transport reliability, will drive the adoption of iSCSI as the platform of choice for building stable, affordable, and truly enterprise-class Storage Area Networks (SANs) via Internet Protocol (IP). We are excited to be on the leading edge of products described by many as a disruptive technology. Industry experts expect iSCSI to dramatically increase the capabilities and performance of storage data transmission - and with LAN support for 1 Gigabit and 10 Gigabit networks - eventually displace the incumbent products," commented Dan Grey, President and CEO of SBE.

                                    - more -

SBE, Inc. Completes Acquisition of PyX Technologies--Page 2

In 2004, SBE and PyX announced a strategic alliance to develop an integrated hardware/software network communications solution combining PyX's iSCSI Initiator/Target with SBE's TCP/IP Offload Engine. "With the SBE/PyX partnership gaining momentum and attracting interest over the past year among OEMs in storage systems as well as networking equipment, it proves logical to take our partnership with PyX to the next level. Merging the technologies and resources of SBE and PyX allows us to bring a broader spectrum of enterprise-quality IP storage solutions to market, leverage our existing customer base, and accelerate our plans to make the PyX iSCSI bundle the de facto standard for mission-critical IP storage," continued Grey.

With the completion of the acquisition, the PyX Technologies team joins SBE's newly formed Storage business unit, headed by Greg Yamamoto, who until the time of the acquisition served as Chief Executive Officer of PyX. Mr. Yamamoto was previously Co-Founder and COO of DataPath Systems, Inc. PyX Co-Founder, Andre Hedrick, assumes the position of Chief Technology Officer for SBE. Hedrick served as a maintainer of the Linux ATA/ATAPI Subsystem, and has been an active member of several well-recognized industry organizations, including the National Committee for Information Technology Standards T13 Technical Committee and the Serial ATA Working Group.

About SBE
SBE designs and provides IP-based networking solutions for an extensive range of applied computing applications. SBE delivers a portfolio of scalable, standards-based hardware and software products, including iSCSI and VoIP, designed to enable optimal performance and rapid deployment across a wide range of next generation communications and storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.


                                     # # # #

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.